Exhibit 99.1

CSS Industries, Inc. Reports Results of Operations for the Quarter and Year Ended March 31, 2011; Announces Closure of a Manufacturing Facility

PHILADELPHIA--(BUSINESS WIRE)--May 25, 2011--CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the quarter and year ended March 31, 2011. Sales for the fourth quarter of fiscal 2011 increased 20% to $62,846,000 from $52,270,000 in fiscal 2010. In the fourth quarter of fiscal 2011, the Company recorded a non-cash pre-tax impairment charge of $11,051,000 primarily due to a full impairment of the tangible assets relating to our Cleo manufacturing facility located in Memphis, Tennessee, as further discussed below. The foregoing impairment charge was partially offset by a $3,965,000 tax benefit. The fourth quarter fiscal 2011 net loss was $9,972,000, or $(1.02) per share. The impact of the impairment charge, net of the associated tax benefit, in the fourth quarter of fiscal 2011 was $(0.73) per share. In the fourth quarter of fiscal 2010, the Company recorded a non-cash pre-tax impairment charge of $44,315,000 due to a full impairment of goodwill in two of its reporting units, C.R. Gibson, LLC and BOC Design Group (consisting of Berwick Offray LLC and Cleo Inc), and partial impairments of tradenames used by such entities. The fiscal 2010 impairment charge was partially offset by an $11,692,000 tax benefit, resulting in a net loss of $40,841,000, or $(4.22) per share. The impact of the impairment charge, net of the associated tax benefit, in the fourth quarter of fiscal 2010 was $(3.37) per share. Excluding the non-cash impairments, net of tax benefit, in each of the fourth quarters of fiscal 2011 and fiscal 2010, net loss per share in the fourth quarter of fiscal 2011 would have been $(0.30) per share versus a net loss of $(0.85) per share in the fourth quarter of fiscal 2010. The Company’s highly seasonal orientation has historically resulted in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

Sales for fiscal year 2011 increased slightly to $450,700,000 from $448,450,000 in fiscal 2010, while fiscal year 2011 net income increased to $5,611,000, or $0.58 per diluted share, compared to a net loss of $(23,739,000), or $(2.46) per diluted share for fiscal year 2010. Excluding the non-cash impairment charges in each of fiscal year 2011 and fiscal 2010, net of tax benefits, discussed above, net income per diluted share would have been $1.31 in fiscal year 2011 versus $0.92 in fiscal year 2010.

Fourth Quarter Results

Sales grew 20% in the fourth quarter of fiscal 2011 as compared to the same period last year, primarily driven by higher craft and all occasion business. Net loss for the fourth quarter of fiscal 2011 was significantly reduced by the strong sales growth compared to the prior year fourth quarter and by lower selling, general and administrative expenses, as well as the lower non-cash impairment charge compared to the prior year impairment charge noted above.

Full Fiscal Year Results

Sales were basically flat for the fiscal year ended March 31, 2011 as compared to fiscal 2010. The increase in net income compared to the prior year was primarily due to better Christmas product manufacturing efficiencies and reduced selling, general and administrative expenses, as well as the lower non-cash impairment charge compared to the prior year impairment charge discussed above.

Management Comments

“Fourth quarter fiscal 2011 sales grew 20% versus prior year and the higher gross profit, combined with selling, general and administrative expense reductions, provided a significant improvement in fourth quarter profitability prior to the impact of the fiscal 2011 impairment charges,” commented Christopher J. Munyan, CSS’ President and CEO. “Free cash flow (defined as cash flow from operations reduced by purchases of property, plant and equipment) totaled $28,835,000 through cash from operations and effective working capital management, as compared to our previously stated expectation that free cash flow would be at least $25,000,000.

Plant Closure

The Company, as part of a continuing review of its Cleo gift wrap business, approved a plan to close its manufacturing facility located in Memphis, Tennessee, with an exit to be completed by no later than December 31, 2011. As part of such closing, the Company plans to transition the sourcing of all gift wrap products to foreign suppliers. We use the Memphis, Tennessee facility primarily for the manufacture and distribution of gift wrap products. The Company continually evaluates the efficiency and productivity of its production and distribution facilities to maintain its competitiveness, and believes that it will experience better operational efficiencies as a result of this action.

In the fourth quarter of fiscal 2011, the Company recorded a non-cash pre-tax impairment charge of $11,051,000 primarily due to a full impairment of the tangible assets relating to our Cleo manufacturing facility located in Memphis, Tennessee. The foregoing impairment charge was partially offset by a $3,965,000 tax benefit. During our fiscal year ending March 31, 2012, we expect to incur pre-tax expenses of up to $10,300,000 associated with the approved plan, which costs primarily relate to cash expenditures for facility and staff costs (approximately $7.1 million) and non-cash asset write-downs (approximately $3.2 million). Approximately half of these charges are expected to be recognized in the first quarter of fiscal year 2012. Additionally, the Company expects to incur $1.3 million in cash spending during fiscal 2012 which was expensed previously. The Company expects to complete the restructuring plan by the end of fiscal 2012.

“The decision to close our Memphis facility was difficult, in part because of Cleo’s historic connection to the Memphis area,” said Christopher J. Munyan, CSS’ President and Chief Executive Officer. “We recognize the efforts of our Memphis-based personnel to our Cleo business. However, we believe that this action will enable the Company to more effectively respond to the changing requirements of our customers.”

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements reflecting the Company’s belief that sourcing all of its gift wrap business from foreign suppliers will be more efficient; the amount of costs the Company expects to incur in fiscal 2012 in connection with its plan to close the Memphis manufacturing facility; the Company’s expectation that it will complete the restructuring plans during fiscal 2012; the Company’s belief that the restructuring plan will position the Company to respond more effectively to the changing requirements of its customers. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, the risk that sales growth experienced in the fourth quarter of fiscal 2011, will not continue as a trend in fiscal 2012; risks associated with the Company’s restructuring plan to close its Memphis manufacturing facility, including the risk that the cost of implementing the plan will exceed expectations, the risk that the expected benefits of the plan will not be realized and the risk that implementation of the plan will interfere with and aversely affect the Company’s operations, sales and financial performance; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2010 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three months and years ended March 31, 2011 and 2010 and condensed consolidated balance sheets and cash flows as of and for the years ended March 31, 2011 and 2010 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended March 31,		Three Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)	(Unaudited)

SALES	$450,700	$448,450	$62,846	$52,270

COSTS AND EXPENSES
Cost of sales	336,446	337,852	45,682	42,496
Selling, general and administrative expenses	93,062	95,667	21,556	23,014
Impairment of tangible assets	11,051	-	11,051	-
Impairment of goodwill and intangible assets	-	44,315	-	44,315
Restructuring expenses, net	164	207	48	37
Interest expense, net	1,348	1,885	330	211
Other (income) expense, net	(122)	(489)	(55)	(152)

	441,949	479,437	78,612	109,921

INCOME (LOSS) BEFORE INCOME TAXES	8,751	(30,987)	(15,766)	(57,651)

INCOME TAX EXPENSE (BENEFIT)	3,140	(7,248)	(5,794)	(16,810)

NET INCOME (LOSS)	$5,611	$(23,739)	$(9,972)	$(40,841)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$.58	$(2.46)	$(1.02)	$(4.22)
Diluted	$.58	$(2.46)	$(1.02)	$(4.22)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,703	9,637	9,730	9,667
Diluted	9,715	9,637	9,730	9,667

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011	March 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$50,407	$27,217
Accounts receivable, net	42,615	45,711
Inventories	80,767	78,851
Deferred income taxes	4,051	6,165
Assets held for sale	1,323	1,363
Other current assets	13,151	15,986

Total current assets	192,314	175,293

PROPERTY, PLANT AND EQUIPMENT, NET	32,345	47,786

DEFERRED INCOME TAXES	8,854	5,439

OTHER ASSETS
Goodwill	17,233	17,233
Intangible assets, net	31,408	32,027
Other	4,769	3,984

Total other assets	53,410	53,244

Total assets	$286,923	$281,762

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$-	$-
Current portion of long-term debt	66	481
Other current liabilities	45,352	43,915

Total current liabilities	45,418	44,396

LONG-TERM DEBT	-	66

OTHER LONG-TERM OBLIGATIONS	5,846	4,255

STOCKHOLDERS’ EQUITY	235,659	233,045

Total liabilities and stockholders’ equity	$286,923	$281,762

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended
	March 31,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$5,611	$(23,739)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,146	12,560
Impairment of tangible assets	11,051	-
Impairment of goodwill and intangible assets	-	44,315
Deferred tax benefit	(1,336)	(10,054)
Shared-based compensation expense	1,938	2,323
Changes in assets and liabilities, net of effects of acquisitions	3,332	23,181
Other	477	90
Net cash provided by operating activities	32,219	48,676
Cash flows from investing activities:
Purchase of a business	-	(225)
Purchase of property, plant and equipment	(3,384)	(4,447)
Proceeds from sale of assets	79	752
Net cash used for investing activities	(3,305)	(3,920)
Cash flows from financing activities:
Payments on long-term debt obligations	(722)	(10,609)
Borrowings on notes payable	309,075	346,405
Payments on notes payable	(309,075)	(350,555)
Dividends paid	(5,823)	(5,784)
Proceeds from exercise of stock options	743	825
Tax benefit realized for stock options exercised	78	-
Net cash used for financing activities	(5,724)	(19,718)
Effect of exchange rate changes on cash and cash equivalents	-	-
Net increase in cash and cash equivalents	23,190	25,038
Cash and cash equivalents at beginning of period	27,217	2,179
Cash and cash equivalents at end of period	$50,407	$27,217

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(In thousands, except per share amounts)

Reconciliation and computation of income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share:

	Year Ended March 31, 2011
	Income Before Income Taxes	Net Income	Diluted Earnings Per Share

As Reported	$8,751	$5,611	$.58
Impairment of tangible assets	11,051	7,085	.73
Non-GAAP Measurement	$19,802	$12,696	$1.31

	Quarter Ended March 31, 2011
	Loss Before Income Taxes	Net Loss	Diluted Loss Per Share

As Reported	$(15,766)	$(9,972)	$(1.02)
Impairment of tangible assets	11,051	7,085	.73
Non-GAAP Measurement	$(4,715)	$(2,887)	$(.30)

Diluted loss per share does not add due to rounding.

	Year Ended March 31, 2010
	(Loss) Income Before Income Taxes	Net (Loss) Income	Diluted (Loss) Earnings Per Share

As Reported	$(30,987)	$(23,739)	$(2.46)
Impairment of goodwill and intangible assets	44,315	32,623	3.37
Non-GAAP Measurement	$13,328	$8,884	$.92

Diluted earnings per share does not add due to rounding.

	Quarter Ended March 31, 2010
	Loss Before Income Taxes	Net Loss	Diluted Loss Per Share

As Reported	$(57,651)	$(40,841)	$(4.22)
Impairment of goodwill and intangible assets	44,315	32,623	3.37
Non-GAAP Measurement	$(13,336)	$(8,218)	$(.85)

Management believes that presentation of results of operations adjusted for the affects of the charges related to the impairment of tangible assets in fiscal 2011 and the impairment of goodwill and intangible assets in fiscal 2010 provides useful information to investors because it enhances comparability between the reporting periods.

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

Reconciliation and computation of free cash flow:

	Year Ended March 31,
	2011	2010

Net cash provided by operating activities	$32,219	$48,676
Less: capital expenditures	(3,384)	(4,447)
Free cash flow	$28,835	$44,229

Management believes that presentation of free cash flow provides useful information to investors because it provides investors meaningful insight into the Company’s ability to generate cash from operations which is available for the execution of our business strategy, including acquisitions, payment of debt, or to support other investing and financing activities.

CONTACT:
CSS Industries, Inc.
Vincent A. Paccapaniccia, Chief Financial Officer
215-569-9900